                                                                    Exhibit 2.1


                               PURCHASE AGREEMENT

                                  By and Among

                         U.S.A. Floral Products, Inc.,

                             CFL Acquisition Corp.,

                            ABCL Acquisition Corp.,

                           Continental Farms Limited,

                       Atlantic Bouquet Company Limited,

                       Continental Farms Management, Inc.

                                      and

                       The Limited Partners Named Therein


                     made effective as of January 20, 1998

                               Table of Contents

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                                                                            Page
                                                                            ----
1.   SALE.................................................................   1
        1.1  Agreement to Sell............................................   1
        1.2  Agreement to Purchase........................................   2

2.   CONSIDERATION AND EXCHANGE...........................................   2
        2.1  Consideration................................................   2
        2.2  Exchange of Interests and Payment of Cash....................   3

3.   POST-CLOSING ADJUSTMENT; PLEDGED ASSETS..............................   4
        3.1  Post-Closing Adjustment......................................   4
        3.2  Pledged Assets...............................................   5
        3.3  Sellers' Representative......................................   6

4.   CLOSING..............................................................   7

5.   REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS AND THE SELLERS...   7
        5.1   Due Organization............................................   7
        5.2   Authorization; Validity.....................................   8
        5.3   No Conflicts................................................   8
        5.4   Interests; Manager Stockholders.............................   8
        5.5   Transactions in Partnership Interests.......................   8
        5.6   Subsidiaries, Stock, and Notes..............................   9
        5.7   Predecessor Status..........................................   9
        5.8   Absence of Claims Against the Partnerships..................   9
        5.9   Partnerships' Financial Conditions .........................   9
        5.10  Financial Statements........................................   9
        5.11  Liabilities and Obligations.................................  10
        5.12  Accounts and Notes Receivable...............................  10
        5.13  Books and Records...........................................  11
        5.14  Permits.....................................................  11
        5.15  Real Property ..............................................  11
        5.16  Personal Property ..........................................  15
        5.17  Intellectual Property ......................................  15
        5.18  Material Contracts and Commitments..........................  17
        5.19  Government Contracts........................................  18
        5.20  Insurance...................................................  19
        5.21  Labor and Employment Matters................................  19
        5.22  Employee Benefit Plans......................................  20
        5.23  Conformity with Law; Litigation.............................  22
        5.24  Taxes.......................................................  22
        5.25  Absence of Changes..........................................  24


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
        5.26  Deposit Accounts; Powers of Attorney.......................   26
        5.27  Environmental Matters......................................   27
        5.28  Relations with Governments.................................   28
        5.29  Disclosure.................................................   28
        5.30  USFloral Prospectus; Securities Representations............   28
        5.31  Affiliates.................................................   29
        5.32  Location of Chief Executive Offices........................   29
        5.33  Location of Equipment and Inventory........................   29

6.   REPRESENTATIONS OF USFLORAL AND THE NEWCO...........................   29
        6.1   Due Organization...........................................   29
        6.2   USFloral Common Stock......................................   30
        6.3   Authorization; Validity of Obligations.....................   30
        6.4   No Conflicts...............................................   30
        6.5   Capitalization of USFloral and Ownership of
                USFloral Stock...........................................   30
        6.6   WARN Act...................................................   31
        6.7   SEC Filings................................................   31

7.   COVENANTS...........................................................   31
        7.1   Tax Matters................................................   31
        7.2   Accounts Receivable .......................................   32
        7.3   Title Insurance and Surveys................................   32
        7.4   Related-Party Agreements...................................   33
        7.5   Cooperation................................................   34
        7.6   Conduct of Business Pending Closing........................   34
        7.7   Access to Information......................................   35
        7.8   Prohibited Activities......................................   35
        7.9   Sales of USFloral Common Stock.............................   37
        7.10  USFloral Stock Options.....................................   38
        7.11  Board of Directors Proposal................................   38
        7.12  Survival of Partnerships...................................   39
        7.13  Tax Position...............................................   39
        7.14  Announcement...............................................   39
        7.15  Bank Approval..............................................   39

8.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL AND
     THE NEWCOS..........................................................   39
        8.1   Representations and Warranties; Performance
                of Obligations...........................................   39
        8.2   No Litigation..............................................   39
        8.3   No Material Adverse Change.................................   40
        8.4   Consents and Approvals.....................................   40
        8.5   Opinion of the Partnerships' Counsel.......................   40
        8.6   Opinions of Accountants and Tax Counsel....................   40
        8.7   Opinion of the Trusts' Counsel.............................   40
        8.8   Charter Documents..........................................   40


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
        8.9   Quarterly Financial Statements.............................   40
        8.10  [Intentionally omitted.]...................................   40
        8.11  Delivery of Closing Financial Certificate..................   40
        8.12  FIRPTA Compliance..........................................   42
        8.13  Employment Agreements......................................   42
        8.14  Release....................................................   42
        8.15  Related-Party Indebtedness.................................   42
        8.16  Flower Supply Agreement....................................   42
        8.17  Tax Escrow Agreement.......................................   42
        8.18  Board Approval.............................................   42
        8.19  Bank Approval..............................................   42
        8.20  Personal Guaranties........................................   42
        8.21  Promissory Note............................................   42

9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTNERSHIPS AND THE
     SELLERS.............................................................   43
        9.1   Representations and Warranties; Performance of
                Obligations..............................................   43
        9.2   No Litigation..............................................   43
        9.3   Consents and Approvals.....................................   43
        9.4   Employment Agreements......................................   43
        9.5   Tax Escrow Agreement.......................................   44

10.  INDEMNIFICATION.....................................................   44
       10.1   General Indemnification by the Sellers.....................   44
       10.2   Limitation and Expiration..................................   45
       10.3   Indemnification Procedures.................................   46
       10.4   Survival of Representations Warranties and Covenants.......   48
       10.5   Sole Remedy................................................   48
       10.6   Right to Set Off...........................................   48

11.  NONCOMPETITION.......................................................  48
       11.1   Prohibited Activities.......................................  48
       11.2   Damages.....................................................  49
       11.3   Reasonable Restraint........................................  49
       11.4   Severability; Reformation...................................  49
       11.5   Independent Covenant .......................................  50
       11.6   Materiality ................................................  50

12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION............................  50
       12.1   Sellers.....................................................  50
       12.2   USFloral....................................................  50
       12.3   Damages.....................................................  51

13.  GENERAL..............................................................  51
       13.1   Termination.................................................  51

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
       13.2   Effect of Termination.......................................  51
       13.3   Successors and Assigns......................................  52
       13.4   Entire Agreement; Amendment; Waiver.........................  52
       13.5   Counterparts................................................  52
       13.6   Brokers and Agents..........................................  52
       13.7   Expenses ...................................................  53
       13.8   Specific Performance; Remedies..............................  53
       13.9   Notices.....................................................  53
       13.10  Governing Law; Legal Action.................................  54
       13.11  Severability................................................  55
       13.12  Absence of Third-Party Beneficiary Rights...................  55
       13.13  Further Representations.....................................  55
       13.14  Accounting Terms............................................  55

14.  DEFINITIONS..........................................................  55


                               PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into this 20th day of January, 1998, by and among U.S.A. Floral Products, Inc., a Delaware corporation ("USFloral"), CFL Acquisition Corp. and ABCL Acquisition Corp., each a Delaware corporation and a newly-formed, wholly-owned subsidiary of USFloral (each a "Newco" and together the "Newcos"), the holders of the limited partnership interests (the "LP Interests") in both Continental Farms Limited, a Florida limited partnership ("Continental Farms"), Atlantic Bouquet Company Limited, a Florida limited partnership ("Atlantic Bouquet" and, together with Continental Farms, the "Partnerships" and each separately, a "Partnership") listed as limited partners on the signature page hereto (the holders of the Class A LP Interests (Fiduciary Trust (Cayman) Limited, as trustee for the Joya Trust dated November 27, 1995, Fiduciary Trust (Cayman) Limited, as trustee for the Hortensia Trust dated November 27, 1995 and Fiduciary Trust (Cayman) Limited, as trustee for the Relic Trust dated November 27, 1995) being referred to collectively as the "Trusts" and the holders of the Class B interests listed thereon being referred to collectively as "Management") collectively the "Limited Partners"), and Continental Farms Management, Inc., a Florida corporation and the general partner of each Partnership (the "Manager" and together with the Limited Partners, the "Sellers" and each separately, a "Seller"), which holds all of the general partnership interests ("GP Interests," and together with the LP Interests, the "Partnership Interests") in the Partnerships.

                                   BACKGROUND

     WHEREAS, the Boards of Directors of the Newcos deem it advisable and in the best interest of each Newco and its stockholders that such Newco purchase from the Sellers all of the Sellers' right, title and interest in and to the applicable Partnership Interests pursuant to this Agreement; and

     WHEREAS, the Sellers desire to sell to the Newcos all of the Sellers' right, title and interest in and to the Partnership Interests pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


 1.  SALE AND PURCHASE

     1.1  Agreement to Sell.  On the Closing Date hereunder (as defined in
Article 4), the Sellers shall sell, assign and transfer

          (a) to CFL Acquisition Corp., 99% of the Partnership Interests in Continental Farms (as limited partner) and 1% of the Partnership Interests in Atlantic Bouquet (as general partner),

          (b) to ABCL Acquisition Corp., 1% of the Partnership Interests in Continental Farms (as general partner),

in each case upon and subject to the terms and conditions of this Agreement, such that, upon such sale, assignment and transfer, the Newcos shall be the holder of 100% of the Partnership Interests, free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances of any nature whatsoever.

     1.2 Agreement to Purchase. On the Closing Date hereunder, the Newcos shall purchase the Partnership Interests from the Sellers, as aforesaid, upon and subject to the terms and conditions of this Agreement and upon the representations and warranties contained herein, and will deliver the Consideration defined in Section 2.1.


 2.  CONSIDERATION AND EXCHANGE

     2.1  Consideration.

          (a) For purposes of this Agreement, the "Consideration" shall be $55.0 million adjusted pursuant to this Section 2.1 and Section 3.1. Of the
Consideration:

          (i) in exchange for the Class A LP Interests in the Partnerships,

          (A) $19,186,636 shall be paid pro rata to the Limited Partners who are
                                        --- ----
holders of Class A LP Interests in the Partnerships in cash at Closing in immediately available funds; and

          (B) $19,186,636 shall be paid pro rata to the Limited Partners who are
                                        --- ----
holders of Class A LP Interests in the Partnerships in 1,146,086 shares of USFloral common stock, par value $.001 per share ("USFloral Common Stock"), valued at $16.741 per share (the "Closing Price");

          (ii) in exchange for the Class B LP Interests in the Partnerships,

          (A) $8,038,364 shall be paid to the Limited Partners who are holders of Class B LP Interests in the Partnerships in cash at Closing in immediately available funds in the respective amounts set forth on Schedule 2.1(a)(ii); and

          (B) $8,038,364 shall be paid to the Limited Partners who are holders of Class B LP Interests in the Partnerships in 480,160 shares of USFloral Common Stock at the Closing Price in the respective amounts set forth on Schedule 2.1(a)(ii); and

          (iii)  in exchange for the GP Interests in the Partnerships,

          (A) $275,000 shall be paid to the Manager in cash at Closing in immediately available funds and

          (B) $275,000 shall be paid to the Manager in 16,426 shares of USFloral Common Stock at the Closing Price.

     At Closing, the 1,642,672 shares of USFloral Common Stock to be issued to Sellers (subject to adjustment as provided in this Section 2.1 and Section 3.1) shall be registered under the Securities Act of 1933, as amended (the "1933 Act"). In reliance upon the opinions to be delivered at Closing pursuant to
Section 8.6 hereof, USFloral shall not withhold any amounts in respect of United States federal income tax or other tax from the cash to be distributed to the Sellers at Closing.

          (b) The Consideration has been calculated based upon several factors, including the assumption that the net worth of the Partnerships, calculated in accordance with generally accepted accounting principles ("GAAP") and the Partnerships' accounting practices consistently applied, is equal to or greater than $6,698,000 (the "Net Worth Target") (i) as of the Closing and (ii) as of December 31, 1997.

          (c) If, on the Closing Financial Certificate (as defined in Section 8.9), the Certified Closing Net Worth (as defined in Section 8.9) is less than the Net Worth Target, then the Consideration to be delivered to the Sellers may, at USFloral's election, be reduced either (i) at the Closing, or (ii) after completion of the Post-Closing Audit (as defined in Section 3.1(b)), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate (which reduction shall be pro rata in
                                                                     --- ----
cash and in USFloral Common Stock valued at the Closing Price in the same proportions as the cash and USFloral Common Stock components of the Consideration as provided in Section 2.1(a)).

     2.2  Exchange of Interests and Payment of Cash.

          (a) In exchange for the Partnership Interests, USFloral shall pay to the Sellers the Consideration as adjusted pursuant to Section 2.1 and Section
3.1. The certificates evidencing the USFloral Common Stock component of the Consideration shall bear appropriate legends pursuant to the terms of this Agreement, and USFloral shall be entitled to issue appropriate stop transfer instructions to its transfer agent consistent with the terms of this Agreement. No fractional shares of USFloral Common Stock shall be issued, but in lieu thereof each Seller who would otherwise be entitled to receive a fraction of a share of USFloral Common Stock shall receive from USFloral an amount of cash equal to the Closing Price, multiplied by the fraction of a share of USFloral Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Seller shall be aggregated, so that no Seller shall receive cash in an amount greater than the value of one full share of USFloral Common Stock.

          (b) All USFloral Common Stock and cash to be delivered (including USFloral Common Stock delivered pursuant to Section 3.2(b) but withheld) on the Closing Date in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of and as full payment for all Partnership Interests, and following the Closing Date the Sellers shall have no further rights to, or ownership in, the Partnerships.


 3.  POST-CLOSING ADJUSTMENT; PLEDGED ASSETS

     3.1  Post-Closing Adjustment.

          (a) The Consideration shall be subject to adjustment after the Closing Date as specified in this Section 3.1.

          (b) Following the Closing Date, USFloral shall cause Price Waterhouse LLP ("USFloral's Accountant") to audit the Partnerships' books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit") with the expectation that the Post-Closing Audit shall be completed by May 15, 1998. The parties acknowledge and agree that for purposes of determining the net worth of the Partnerships as of the Closing Date, the value of the assets of the Partnerships shall, except with the prior written consent of USFloral, be calculated as provided in the last paragraph of Section
8.11. Each Seller shall cooperate and shall use reasonable efforts to cause the officers and employees of the Partnerships and the Manager to cooperate with USFloral and USFloral's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to USFloral's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. Without limiting the generality of the foregoing, within two weeks after the Closing the Sellers shall provide USFloral's Accountant with the information and/or documents requested on the Post-Closing Audit Checklist set forth as Schedule 3.1 hereto. In the event that USFloral's Accountant determines that the actual Partnerships' net worth as of the Closing Date was less than the Certified Closing Net Worth, USFloral shall deliver a written notice (the "Financial Adjustment Notice") to the Sellers' Representative, as defined in
Section 3.3, setting forth (i) the determination made by USFloral's Accountant of the actual Partnerships' net worth (the "Actual Partnerships' Net Worth"),
(ii) the amount of the Consideration that would have been payable at Closing pursuant to Section 2.1(c) had the Actual Partnerships' Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth, and (iii) the amount by which the number of shares issued as the Consideration would have been reduced at Closing had the Actual Partnerships' Net Worth been used in the calculations pursuant to Section 2.1(c) (the "Consideration Adjustment"). The Consideration Adjustment shall take account of the reduction, if any, to the Consideration already taken pursuant to Section 2.1(c)(i).

          (c) The Sellers' Representative shall have thirty days from the receipt of the Financial Adjustment Notice to notify USFloral if any Seller disputes such Financial Adjustment Notice. If USFloral has not received notice of such a dispute within such thirty-day period, USFloral shall be entitled to receive from the Sellers the Consideration Adjustment (which USFloral shall be obligated to take first from the Pledged Assets, as defined in Section 3.2, up to an amount not to exceed one-half of the Pledged Assets then remaining). If, however, the Sellers' Representative have delivered notice of such a dispute to USFloral within such thirty-day period, then Deloitte & Touche

LLP ("D&T") shall review the Partnerships' books, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Consideration Adjustment. If D&T has an actual conflict of interest arising from such appointment or would otherwise fail to be deemed "independent" with respect to any party hereto, then USFloral's Accountant shall, with the advice and consent of USFloral and the Sellers (which consent will not be unreasonably withheld), select an independent accounting firm that has not represented any of the parties hereto within the preceding two years to review the Partnerships' books, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Consideration Adjustment. Such independent accounting firm shall be confirmed by the Sellers' Representative and USFloral within five days of its selection, unless there is an actual conflict of interest. Either D&T or the independent accounting firm, as the case may be, shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to USFloral's Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by USFloral's Accountant during the course of the Post-Closing Audit. The independent accounting firm shall make its determination of the Consideration Adjustment, if any, within thirty days of its selection. The determination made by the independent accounting firm shall be final and binding on the parties hereto, absent manifest error, and upon such determination, USFloral shall be entitled to receive from the Sellers the Consideration Adjustment (which USFloral shall be obligated to take from the Pledged Assets, as defined in Section 3.2, up to an amount not to exceed one-half of the Pledged Assets then remaining). The costs of the independent accounting firm shall be borne by the party (either USFloral or the Sellers as a group) whose determination of net worth at Closing was further from the determination of the independent accounting firm, or equally by USFloral and the Sellers in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Partnerships' Net Worth.

     3.2  Pledged Assets.

          (a) As collateral security for the payment of any Consideration Adjustment under Section 3.1, and any indemnification obligations of the Sellers pursuant to Article 10, the Sellers shall, and by execution hereof do hereby, transfer, pledge and assign to USFloral, for the benefit of USFloral, a security interest in the following assets (the "Pledged Assets"):

          (i) that number of shares of USFloral Common Stock with a value, based on the Closing Price equal to ten percent (10%) of each Seller's share of the Consideration as the same may have been adjusted pursuant to Section 2.1 or
Section 3.1 hereof, and the certificates and instruments, if any, representing or evidencing each such Seller's Pledged Assets;

          (ii) all securities hereafter delivered to such Seller with respect to or in substitution for such Seller's Pledged Assets, all certificates and instruments representing or evidencing such securities, and all cash and non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event any Seller receives any such property, such Seller shall hold such property in trust for

USFloral and shall immediately deliver such property to USFloral to be held hereunder as Pledged Assets; and

          (iii) all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

          (b) Each issued certificate, if any, evidencing a Seller's Pledged Assets shall be delivered to USFloral directly by the transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at USFloral's request. Each Seller shall, at the Closing, deliver to USFloral, for each such certificate, a stock power duly signed in blank. Any cash comprising a Seller's Pledged Assets shall be withheld by USFloral from distribution to such Seller.

          (c) The Pledged Assets shall be available to satisfy any post-Closing adjustment to the Consideration pursuant to Section 3.1 and any indemnification obligations of the Sellers pursuant to Article 10, until the date which is one year after the Closing Date (the "Release Date"). Promptly following the Release Date, USFloral shall return or cause to be returned to the Sellers the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any Consideration Adjustment under Section 3.1, (ii) any pending claim made in good faith by any Indemnified Party (as defined in Section 10.1) for indemnification in accordance with the provisions for making claims under
Article 10, and (iii) any amounts paid in satisfaction of indemnification obligations of the Sellers pursuant to Article 10. For purposes of the preceding sentence and Article 10, the USFloral Common Stock held as Pledged Assets shall be valued at (x) the Closing Price with respect to any Consideration Adjustment under Section 3.1 and (y) the average of the closing price on the Nasdaq National Market per share of USFloral Common Stock for the ten trading days prior to the satisfaction of an indemnification obligation (the "Market Value") with respect to indemnification obligations pursuant to Article 10.

     3.3  Sellers' Representative.

          (a) Each Seller, by signing this Agreement, designates L. James Teper or, in the event that L. James Teper is unable or unwilling to serve, Timothy D. Richards to be the Sellers' Representative for purposes of this Agreement. In the event that neither L. James Teper or Timothy D. Richards is willing or able to serve, the Sellers may designate a Sellers' Representative by notice sent in accordance with Section 13.9 hereof. The Sellers shall be bound by any and all actions taken by the Sellers' Representative on their behalf.

          (b) USFloral and the Newcos shall be entitled to rely upon any communication or writings given or executed by the Sellers' Representative. All communications or writings to be sent to any Sellers pursuant to this Agreement may be addressed to the Sellers' Representative and any communication or writing so sent shall be deemed notice to all Sellers hereunder. The Sellers hereby consent and agree that the Sellers' Representative is authorized to accept deliveries, including any notice, on their behalf pursuant hereto.

          (c) The Sellers' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in his or her absolute discretion, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with Article 10 of this Agreement. This power of attorney and all authority hereby conferred is granted subject to and coupled with the interest of the other Sellers hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, whether by such Seller's death or any other event.


 4.  CLOSING

     The consummation of this transaction and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 5300 First Union Financial Center, 200 South Biscayne Boulevard, Miami, Florida 33131-2339, on January 23, 1998, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as USFloral, the Partnerships and the Sellers may mutually agree, which date shall be referred to as the "Closing Date."


 5.  REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS AND THE SELLERS

     To induce USFloral and the Newcos to enter into this Agreement and consummate the transactions contemplated hereby, each Partnership and each Seller (including each stockholder of the Manager), jointly and severally, represents and warrants to USFloral and the Newcos as follows (for purposes of this Agreement, the phrases "knowledge of the Partnership" or the "Partnership's knowledge," or words of similar import, mean the knowledge of any Seller or any stockholder of the Manager, including facts of which any Seller or any stockholder of the Manager, in the reasonably prudent exercise of his or its respective duties, should be aware):

     5.1 Due Organization. Each Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Florida and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of either Partnership ("Material Adverse Effect"). Schedule 5.l hereto contains a list of all jurisdictions in which each Partnership is authorized or qualified to do business. Each Partnership is in good standing in each jurisdiction it which it does business. Each Partnership has delivered to USFloral true, complete and correct copies of the limited partnership agreement of such Partnership.
Neither Partnership is in violation of its limited partnership agreement.

     5.2 Authorization; Validity. Each Partnership has the full legal right, requisite power and authority to enter into this Agreement and the transactions contemplated hereby and to perform the obligations detailed herein. Each Seller has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby and to perform the obligations detailed herein. The execution and delivery of this Agreement by each Partnership and the performance by each Partnership of the transactions contemplated herein has been duly and validly authorized by its respective Sellers, including all necessary corporate action by the Board of Directors and stockholders of the Manager. This Agreement is a legal, valid and binding obligation of each Partnership and each Seller, enforceable in accordance with its terms.

     5.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, either Partnership's limited partnership agreement;

          (b) conflict with, or result in a default (or an event that would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which either Partnership or any Seller is a party or by which either Partnership or any Seller is bound, or result in the creation or imposition of any lien, charge or encumbrance on either of the Partnership's properties pursuant to (i) any law or regulation to which either Partnership or any Seller or any of their respective property is subject, or (ii) any judgment, order or decree to which either Partnership or any Seller is bound or any of their respective property is subject;

          (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of either Partnership; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which either Partnership or any Seller is subject or by which either Partnership or any Seller is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

     5.4 Interests; Manager Stockholders. Schedule 5.4 sets forth (a) all of the outstanding Partnership Interests of the Partnerships and the holders thereof and (b) all of the owners of outstanding equity interests of the Manager and the number of shares and relative percentage ownership held by each.

     5.5 Transactions in Partnership Interests. No option, other right or other contract or commitment of any kind exists of any character, written or oral, which may obligate either Partnership to issue, sell or otherwise cause to become outstanding any additional Partnership Interests. The Manager has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the transactions contemplated hereby, the Newcos will be the record and beneficial owner of 100% of the Partnership Interests, free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances of any nature whatsoever.

     5.6  Subsidiaries, Stock, and Notes.

          (a) Except as set forth on Schedule 5.6(a), neither Partnership holds any interest in any other entity, directly or indirectly.

          (b) Except as set forth on Schedule 5.6(b), neither Partnership presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is either Partnership, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

          (c) Except as set forth on Schedule 5.6(c), there are no promissory notes that have been issued to, or are held by, either Partnership.

     5.7 Predecessor Status. Schedule 5.7 sets forth a list of all names of all predecessor business entities of each of the Partnerships, including the names of any entities from which either of the Partnerships' previously acquired significant assets. Neither Partnership has ever been a subsidiary or division of another entity, nor has it been a part of an acquisition that was later rescinded.

     5.8 Absence of Claims Against the Partnerships. No Seller has any claims against either Partnership.

     5.9 Partnerships' Financial Conditions. The Partnerships' combined net worth (i) as of the end of its most recent fiscal year ending prior to December 31, 1997 was not less than $6,698,000, and (ii) as of the Closing will not be less than the Net Worth Target. For purposes of this Section 5.9(a), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 8.9.

     5.10  Financial Statements.   Schedule 5.10 includes (a) true, complete and
correct copies of the Partnerships' combined balance sheet as of its fiscal year ended December 31, 1996, and combined income statement for the year ended December 31, 1996 reviewed by Rachlin Cohen & Holtz, certified public accountants and consultants (collectively, the "Reviewed Financials") and (b) true, complete and correct copies of the Partnerships' combined balance sheet (the "Interim Balance Sheet") as of September 30, 1997 (the "Balance Sheet Date") and combined income statement, for the nine-month period then ended (collectively, the "Interim Financials," and together with the Reviewed Financials, the "Partnerships' Financial Statements"). Except as noted in the notes to the Reviewed Financials, the Partnerships' Financial Statements have been prepared in accordance with GAAP consistently applied, subject to, in the case of the Interim Financials, (i) normal year-end adjustments, which individually or in the aggregate will not be material, (ii) the exceptions stated on Schedule 5.10, and (iii) the omission of footnote information. Each combined balance sheet included in the Partnerships' Financial Statements presents fairly the financial condition of the Partnerships as of the date indicated thereon and on the basis indicated thereon, and each of the combined income statements included in the Partnerships' Financial Statements presents fairly the results of its operations for the periods indicated thereon and on the basis indicated thereon. Since the dates of the Partnerships' Financial Statements, there have been no material changes in either Partnership's accounting policies other than as requested by USFloral to conform each Partnership's accounting policies to GAAP.

     5.11 Liabilities and Obligations.

          (a) The Partnerships are not liable for or subject to any liabilities except for:

          (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

          (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

          (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.

          (b) Each Partnership has delivered to USFloral, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

          (c) Schedule 5.11(c) includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of either Partnership has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by either of the Partnerships or the Newcos would require additional material expenditures of capital.

          (d) For purposes of this Section 5.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 5.11(d) contains a complete list of all indebtedness of each Partnership.

     5.12 Accounts and Notes Receivable. Each Partnership has delivered to USFloral a complete and accurate list, as of a date not more than two business days prior to the date hereof, of the accounts and notes receivable of such Partnership (including without limitation receivables from and advances to employees and the Sellers), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). On the Closing Date, each Partnership will deliver to USFloral a complete and accurate list, as of a date not more than two business days prior to the Closing Date, of the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on each Partnership's respective books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety days after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

     5.13 Books and Records. Except as set forth on Schedule 5.13, each Partnership has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect its activities. Neither Partnership has engaged in any transaction, maintained any bank account, or used any Partnership funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     5.14 Permits. Each Partnership owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and neither Partnership has received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of either Partnership or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. Each Partnership has conducted and is conducting its respective business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to either Partnership by, any Permit.

     5.15 Real Property.

          (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by either Partnership, together with any additions thereto or replacements thereof.

          (b) Schedule 5.15(b) contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and Partnership's use thereof) and, to each Partnership's knowledge, any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction)(collectively, "Liens"). Schedule 5.15(b) indicates whether the Real Property is owned or leased. The Real Property listed on Schedule 5.15(b) includes all interests in real property necessary to conduct the business and operations of the Partnerships.

          (c) Except as set forth in Schedule 5.15(c):

          (i) Each Partnership has good and marketable undivided and insurable title to the Real Property free and clear of any Liens other than (A) liens for current taxes not yet due and payable, (B) easements, covenants, conditions, restrictions, and title defects that have been approved by USFloral, as set forth on Schedule 5.15(c)(i), and (C) liens securing indebtedness for borrowed money having an outstanding principal balance at Closing not in excess of $1.0 million that USFloral or one of its affiliates has elected to assume, as set forth on Schedule 5.15(c)(i) (collectively, "Permitted Encumbrances").

          (ii) The legal descriptions for the Real Property contained in the respective deeds thereof describe the properties fully and adequately. All structures, facilities and improvements to the Real Property ("Structures") are located within the boundary lines of the Real Property and no structures, facilities or other improvements on any parcel adjacent to the Real Property encroach onto any portion of the Real Property. The Structures do not encroach on any easement which burdens any portion of the Real Property, and none of the Real Property serves any adjacent parcel for any purpose inconsistent with the use of the Real Property.

          (iii) Each Partnership has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

          (iv) Except as set forth on Schedule 5.15(c)(iv), all structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $2,500 to correct. No maintenance or repair to the Real Property, Structures or any Tangible Asset has been unreasonably deferred. There is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Real Property, Structures or any Tangible Asset. Schedule 5.15(c)(iv) contains a good faith estimate of the amounts needed to be expended for corrections hereunder; the cost of corrections undertaken by USFloral or its designees to the items indicated on such Schedule shall not exceed the respective estimated expenditures set forth thereon.

          (v) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the Partnerships' businesses are installed to the property lines of the Real Property, enter the Real Property through adjoining public streets, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Partnerships' businesses and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property. Each Real Property is an independent unit which does not rely on any drainage, sewer, access, structural or other facilities located on any property not included in such Real Property
(A) to fulfill any zoning, building code or other municipal or governmental requirement, (B) for structural support, (C) to furnish to such Real Property any essential building systems or utilities or (D) to fulfill the requirements of any agreement affecting such Real Property. No building or other improvement not included in any part of such Real Property relies on any part of such Real Property to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any building systems or utility.

          (vi) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. Each Partnership has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property.

          (vii) Except as set forth on Schedule 5.15(c)(vii), none of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, or the conduct of the Partnerships' businesses, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other Lien or restriction affecting such Real Property in any respect. The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Partnerships' businesses does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law. No encroachment described in Schedule 5.15(c)(vii) is material in extent or effect.

          (viii) There are no pending or, to either Partnership's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has either Partnership or any of the Sellers received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

          (ix) No portion of the Real Property or the Structures has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

          (x) There are no parties other than the Partnerships in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

          (xi) There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein. Neither Partnership has transferred any air rights or development rights relating to the Real Property.

          (xii) There are no service contracts or other agreements relating to the use or operation of the Real Property.

          (xiii) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

          (xiv) All real property taxes and assessments that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing.

          (xv) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which either Partnership leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. Each Partnership has provided USFloral with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and each Partnership's interests thereunder are free of all Liens.

          (xvi) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby and there exist no uncured defaults under any Lease.

     5.16  Personal Property.

          (a) Schedule 5.16(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by either Partnership with a current book value in excess of $10,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Seller or business or personal affiliates of any Seller or of either of the Partnerships.

          (b) Each Partnership currently owns or leases all personal property necessary to conduct the business and operations of such Partnership as it is currently being conducted.

          (c) All of the trucks and other material machinery and equipment of the Partnerships, including those listed on Schedule 5.16(a), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 5.16(a) are in full force and effect and constitute valid and binding agreements of the Partnerships, and the Partnerships are not in breach of any of their terms. All fixed assets used by the Partnerships that are material to the operation of its business are either owned by the Partnerships or leased under an agreement listed on Schedule 5.16(a).

     5.17  Intellectual Property.

          (a) The Partnerships are the true and lawful owner of, or are licensed or otherwise possess legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 5.17(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Partnerships now own or use in connection with their business. Except with respect to those Marks shown as licensed on Schedule 5.17(a), the Partnerships own all of the registered and unregistered trademarks, service marks, and trade names that they use. The Marks listed on Schedule 5.17(a) will not cease to be valid rights of the Partnerships by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 5.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Partnerships, including any registration or application for registration of any trademarks and service marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Partnerships, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Partnerships in the United States or any foreign country.

          (b) The Partnerships are the true and lawful owner of, or are licensed or otherwise possess legally enforceable rights to use, all rights in the Patents listed on Schedule 5.17(b)(i) and in the Copyright registrations listed on Schedule 5.17(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Partnerships now own or are licensed to use.
The Partnerships own or are licensed to practice under all patents and copyright registrations that the Partnerships now own or use in connection with their businesses. For purposes of this Section 5.17, the term "Patent" shall mean any United States or foreign patent to which either Partnership has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by either Partnership; the term "Copyright" shall mean any United States or foreign copyright owned by either Partnership as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by either Partnership.

          (c) The Partnerships are the true and lawful owner of, or are licensed or otherwise possess legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights") listed on
Schedule 5.17(c). Those Other Rights constitute all of the Other Rights that the Partnerships now own or are licensed to use. The Partnerships own or are licensed to practice under all trade secrets, franchises or similar rights that they own, use or practice under.

          (d) The Marks, Patents, Copyrights, and Other Rights listed on Schedules 5.17(a), 5.17(b)(i), 5.17(b)(ii), and 5.17(c) are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Partnerships is referred to herein collectively as the "Partnership Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third-Party Intellectual Property." Except as indicated on
Schedule 5.17(d), the Partnerships have no obligations to compensate any person for the use of any Intellectual Property nor have the Partnerships granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

          (e) The Partnerships have not, nor will they be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third-Party Intellectual Property license, sublicense or agreement described in Schedule 5.17(a), (b), or (c). No claims with respect to the Partnership Intellectual Property or Third-Party Intellectual Property are currently pending or, to the knowledge of either Partnership, are threatened by any person, nor, to either Partnership's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by either Partnership infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by either Partnership of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in either Partnership's business as currently conducted by either Partnership; (iii) challenging the ownership, validity or effectiveness of any of the Partnership Intellectual Property or other trade secret material to either Partnership; or (iv) challenging either Partnership's license or legally enforceable right to use of the Third-Party Intellectual Property. To each Partnership's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Partnership Intellectual Property by any third party. Neither of the Partnerships nor any of their subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that such Partnership may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, such Partnership or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

          (f) All Intellectual Property in the form of computer software that is utilized by the Partnerships in the operation of their businesses is capable of processing date data between and within the twentieth and twenty-first centuries, or can be made so capable within 30 days and at an aggregate cost not in excess of $2,500.

     5.18  Material Contracts and Commitments.

          (a) Schedule 5.18(a) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which either Partnership is a party or by which it or its properties are bound (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which either Partnership and any affiliate of either Partnership or any Seller are parties ("Related-Party Agreements"); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $50,000, or that may generate revenues or income exceeding, during the current term thereof, $50,000 (collectively with the Related-Party Agreements, the "Material Contracts"). Each Partnership has delivered to USFloral true, complete and correct copies of the Material Contracts. Each Partnership has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and there are no Material Contracts that were not negotiated at arm's length. Each Partnership is a party to all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, which are necessary for the continued operation of its business as it is currently being conducted.

          (b) Each Material Contract, except those terminated pursuant to
Section 7.4, is valid and binding on the Partnership which is a signatory thereto and is in full force and effect and currently is not subject to any default thereunder by any party obligated to the Partnership which is a signatory thereto. To each Partnership's knowledge, no basis for assertion of default exists under any Material Contract, except those terminated pursuant to
Section 7.4, against any party obligated to the Partnership which is a signatory thereto. Each Partnership will obtain prior to the Closing Date all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the consummation of the underlying transaction and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third-Party Consents"). All Third-Party Consents are listed on Schedule 5.18(b).

          (c) The outstanding balance on all loans or credit agreements either
(i) between either Partnership and any entity in which any of the Sellers own a material interest, or (ii) guaranteed by either Partnership for the benefit of any entity in which any of the Sellers own a material interest, are set forth in
Schedule 5.18(c).

          (d) The pledge, hypothecation or mortgage of the Partnership Interests will not, except as set forth on Schedule 5.18(d), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Partnerships (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 5.18(d)) pursuant to any of the terms and provisions of, any Material Contract to which either Partnership is a party or by which the property of either Partnership is bound.

     5.19  Government Contracts.

          (a) Neither Partnership is a party to any government contracts.

          (b) Neither Partnership has been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of either Partnership, has any suspension or debarment action been threatened or commenced. There is no valid basis for either Partnership's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

          (c) Neither Partnership has been, or is now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of either Partnership, has such audit or investigation been threatened.

          (d) Neither Partnership has any dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

          (e) Neither Partnership has, with respect to any government contract, received a cure notice advising such Partnership that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

          (f) Neither Partnership has submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

          (g) No Seller, employee, agent, consultant, representative, or affiliate of either Partnership is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to such Partnership's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

          (h) Each Partnership's government contracts has been issued, awarded or novated to such Partnership in that Partnership's name.

     5.20 Insurance. Schedule 5.20 sets forth a complete and accurate list of all insurance policies carried by the Partnerships and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Partnerships have delivered to USFloral true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and each Partnership is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts that are adequate for the conduct of the Partnerships' businesses. To the knowledge of each Partnership, there have been no threatened terminations of, or oral or written notice of pending or anticipated material premium increases with respect to, any of such policies.

     5.21 Labor and Employment Matters. With respect to employees of and service providers to each Partnership:

          (a) each Partnership is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against either Partnership pending or, to either Partnership's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

          (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to either Partnership's knowledge, threatened, against or directly affecting either Partnership;

          (d) to each Partnership's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

          (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to each Partnership's knowledge, no claims therefor exist or have been threatened;

          (f) the employees of the each Partnership are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against either Partnership or currently being negotiated by either Partnership; and

          (g) all persons classified by either Partnership as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and each Partnership has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     5.22 Employee Benefit Plans. Attached hereto as Schedule 5.22 are complete and accurate copies of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently maintained and/or sponsored by either Partnership, or to which either Partnership currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Schedule 5.22 sets forth all of the Plans that have been terminated within the past three years.

     All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. Except as set forth on Schedule 5.22, all Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 5.22. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) the Sellers; (ii) any Plan; or (iii) the Partnerships has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and each Partnership does not currently have (nor at the Closing Date will have) any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plan under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty; and neither the Partnerships nor any member of a "controlled group" (as defined in ERISA Section 4001(a)(14)) currently has (or at the Closing Date will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan.
Further:

          (a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

          (b) no Plan which is subject to the provisions of Title IV of ERISA has been terminated;

          (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

          (d) the valuation of assets of any Qualified Plan, as of the Closing Date, shall exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans;

          (e) with respect to Plans which qualify as "group health plans" under
Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by COBRA), the Partnerships and the Partners have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and neither Partnership has any (and will incur no) direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by such Partnership or the Sellers, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against such Partnership or the Sellers with respect to such group health plans;

          (f) Both Partnerships are now and have been within the past five years a member of a "controlled group" as defined in ERISA Section 4001(a)(14), the only members of which are the Partnerships;

          (g) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to each Partnership's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

          (h) the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of most prior periods; and

          (i) neither Partnership has incurred liability under Section 4062 of ERISA.

     5.23  Conformity with Law; Litigation.

          (a) Except as set forth on Schedule 5.23(a), neither Partnership is in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect on such Partnership. Each Partnership has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on such Partnership.

          (b) Notwithstanding the joint and several nature of the representations and warranties set forth in this Article 5, each Seller severally and not jointly represents and warrants that neither such Seller nor, if applicable, any partner, officer, director or other controlling person of such Seller, has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been a partner, officer, director, manager, trustee or controlling shareholder of a business entity that filed for bankruptcy or Chapter 11 protection.

          (c) Except as set forth on Schedule 5.23(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of each Partnership, threatened against or affecting either Partnership at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against either Partnership or against any of their properties or businesses.

     5.24  Taxes.

          (a)
          (i) The Manager, each Partnership and each Seller with respect to the Partnerships has timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects.

          (ii) The Manager, each Partnership and each Seller with respect to the Partnerships has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

          (iii) The amount of the Sellers' liability with respect to the Partnerships for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Sellers' liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of each Partnership on the Closing Date.

          (iv) Except as set forth on Schedule 5.24(a)(iv), there are no ongoing examinations or claims against any Seller for Taxes with respect to the Partnerships, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

          (v) Each Partnership has a taxable year ended on December 31, in each year commencing January 1, 1996.

          (vi) Each Partnership currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed since the Partnerships' inception. Neither Partnership has agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

          (vii) Each Partnership has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

          (viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of each Partnership for the last five fiscal years have been delivered to USFloral.

          (ix) There are (and as of immediately following the Closing there will be) no liens on the assets of either Partnership relating to or attributable to Taxes.

          (x) Except as set forth on Schedule 5.24(a)(x), to each Partnership's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of either Partnership or otherwise have an adverse effect on either Partnership or its business.

          (xi) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of either Partnership that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

          (xii) Except as set forth on Schedule 5.24(a)(xii), neither Partnership is, or has at any time been, a party to a tax sharing, tax indemnity or tax allocation agreement, and neither Partnership has assumed the tax liability of any other person under contract.

          (xiii) Each Partnership's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Partnership's tax books and records.

          (b)  For purposes of this Agreement:

          (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

          (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

          (c) For the purposes of this Section 5.24, each representation or warranty made by any "Seller with respect to the Partnerships" shall be deemed to have been made severally and not jointly by each such Seller (notwithstanding the joint and several nature of the representations and warranties set forth in this Section 5); provided, however, that the Trusts shall be jointly and
                 --------
severally liable for any breach of any representation or warranty set forth in this Section 5.24 made by the Trusts.

     5.25 Absence of Changes. Since the Balance Sheet Date, each of the Partnerships and the Manager have conducted their businesses consistent with the ordinary course of business and past actions and practices in the nine months prior to the Balance Sheet Date (or, to the extent not inconsistent with such nine-month period, in periods prior thereto) and, except as contemplated herein or as set forth on Schedule 5.25, there has not been:

          (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of either of the Partnerships or the Manager;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of either of the Partnerships or the Manager;

          (c) any declaration or payment of any distribution of either of the Partnerships or the Manager other than up to $6.0 million in cash permitted to be distributed to the Partners, prior to Closing, other than ordinary and customary distributions to the Partners through Closing for the payment of income taxes by the Partners which distributions are made in the ordinary course of the Partnerships' business and in amounts not materially in excess of the tax liabilities of the Partners subsequent to September 30, 1997, and other than the payment of fees and expenses actually incurred by the Partnerships and the Manager in connection with the subject matter of this Agreement made prior to or at Closing (it being understood that no distribution or payment under this subparagraph (c) or otherwise shall in any way vitiate or reduce the minimum net worth requirements set forth in Section 3.1);

          (d) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by either of the Partnerships or the Manager to any of their respective partners, officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary or wage increases for employees in accordance with past practice and other than the raise of approximately $100,000 received by Bonnie Armellini on November 1, 1997;

          (e) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

          (f) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of either of the Partnerships (including, but not limited to Partnership Interests) or the Manager to any person, including without limitation the Sellers and their affiliates;

          (g) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to either of the Partnerships or the Manager, including without limitation any indebtedness or obligation of the Sellers or their stockholders and their respective affiliates, provided that either of the Partnerships or the Manager may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of either of the Partnerships or the Manager or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (i) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of either of the Partnerships or the Manager;

          (j) any waiver of any material rights or claims of either of the Partnerships or the Manager;

          (k) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which either of the Partnerships or the Manager is a party;

          (l) any transaction by either of the Partnerships or the Manager outside the ordinary course of business;

          (m) any capital commitment by either of the Partnerships or the Manager, either individually or in the aggregate, exceeding $50,000;

          (n) any creation or assumption by either of the Partnerships or the Manager of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

          (o) any entry into, amendment of, relinquishment, termination or non-renewal by either of the Partnerships or the Manager of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by either of the Partnerships or the Manager in excess of $50,000;

          (p) any loan by either of the Partnerships or the Manager to any person or entity, incurring by either of the Partnerships or the Manager, of any indebtedness, guaranteeing by either of the Partnerships or the Manager of any indebtedness, issuance or sale of any debt securities of either of the Partnerships or the Manager or guaranteeing of any debt securities of others;

          (q) the commencement or notice or, to the knowledge of either of the Partnerships or the Manager, threat of commencement, of any lawsuit or proceeding against, or investigation of, either of the Partnerships or the Manager or any of its affairs; or

          (r) negotiation or agreement by either of the Partnerships or the Manager or any officer, director or employee thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with USFloral and its representatives regarding the transactions contemplated by this Agreement).

     5.26 Deposit Accounts; Powers of Attorney. Schedule 5.26 sets forth a complete and accurate list as of the date of this Agreement, of:

           (a) the name of each financial institution in which each Partnership has any account or safe deposit box;

           (b) the names in which the accounts or boxes are held;

           (c)  the type of account;

          (d) the name of each person authorized to draw thereon or have access thereto; and

          (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from each Partnership and a description of the terms of such power.

     5.27  Environmental Matters.

          (a) Hazardous Material. Other than as set forth on Schedule 5.27(a), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that either Partnership has at any time owned, operated, occupied or leased. Schedule 5.27(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by either Partnership.

          (b) Hazardous Materials Activities. Neither Partnership has transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has either Partnership disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Each Partnership currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Partnership Hazardous Material Activities and other business of each Partnership as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. Each Partnership (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To each Partnership's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 5.27(c) includes a listing and description of all Environmental Permits currently held by each Partnership.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of either Partnership, threatened concerning any Environmental Permit, Hazardous Material or any Partnership Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve either Partnership (or any person or entity whose liability either Partnership has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon either Partnership (or any person or entity whose liability either Partnership has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

     5.28 Relations with Governments. Each Partnership has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause either Partnership to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     5.29 Disclosure. Each Partnership has delivered to USFloral and the Newcos true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by USFloral. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the schedules hereto and all other documents and information furnished to USFloral and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If, prior to Closing, any Seller becomes aware of any fact or circumstance which would change a representation or warranty of any Seller in this Agreement or any representation made on behalf of either Partnership, the Seller shall immediately give notice of such fact or circumstance to USFloral. However, such notification shall not relieve either Partnership or the Sellers of their respective obligations under this Agreement, and at the sole option of USFloral, the truth and accuracy of any and all warranties and representations of the Partnerships and Sellers, at the date of this Agreement and as of the Closing Date, shall be a precondition to the consummation of this transaction.

     5.30 USFloral Prospectus; Securities Representations. Each Seller has received and reviewed a copy of the prospectus dated November 18, 1997 including all supplements thereto (as supplemented, the "USFloral Prospectus") contained in USFloral's shelf registration statement on Form S-1 (File No. 333-39969). Each Seller (a) has such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of USFloral Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained herein and under applicable law, and (c) can bear the economic risk of any investment in the shares of USFloral Common Stock and can afford a complete loss of such investment. Each Seller has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of USFloral concerning the business, operations and financial condition of USFloral. None of the Sellers has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of USFloral Common Stock to be acquired by such Seller in the underlying transaction. Each Seller acknowledges and agrees that USFloral has not and will not provide such Seller or any other party with a prospectus for such Seller's use in selling USFloral Common Stock.

     5.31 Affiliates. The Sellers are the only persons who are, in the reasonable judgment of each of the Partnerships and each of the Sellers, affiliates of the Partnerships within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the 1933 Act.

     5.32 Location of Chief Executive Offices. Schedule 5.32 sets forth the location of each of the Partnership's chief executive offices.

     5.33 Location of Equipment and Inventory. All Inventory and Equipment held on the date hereof by each of the Partnerships is located at one of the locations shown on Schedule 5.33. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code as in effect on October 16, 1997 in the State of New York (the "N.Y.U.C.C.") owned by either of the Partnerships as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term "Equipment" shall mean any "equipment" as such term is defined in the N.Y.U.C.C. owned by either of the Partnerships as of October 16, 1997, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by each of the Partnerships, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.


 6.  REPRESENTATIONS OF USFLORAL AND THE NEWCOS

     To induce the Partnerships and the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, each of USFloral and each Newco, jointly and severally, represents and warrants to the Partnerships and the Sellers as follows:

     6.1 Due Organization. Each of USFloral and each Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each is duly authorized, qualified and licensed to do business and is in good standing under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its respective business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of such entity. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of USFloral and each Newco (collectively, the "USFloral Charter Documents") have been made available to the Partnerships. Neither USFloral nor either Newco is in violation of any USFloral Charter Document.

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

     6.2 USFloral Common Stock. The shares of USFloral Common Stock to be delivered to the Sellers at the Closing Date, when delivered in accordance with the terms of this Agreement, will be valid and legally issued shares of USFloral capital stock, fully paid and nonassessable.

     6.3 Authorization; Validity of Obligations. The representatives of USFloral and the Newcos executing this Agreement have all requisite corporate power and authority to enter into and bind USFloral and the Newcos to the terms of this Agreement. USFloral and the Newcos have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby and to perform the obligations detailed herein. The execution and delivery of this Agreement by USFloral and the Newcos and the performance by each of USFloral and each Newco of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of USFloral and each Newco, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of USFloral and each Newco enforceable in accordance with its terms.

     6.4 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of the USFloral Charter Documents;

          (b) subject to compliance with any agreements between USFloral and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either USFloral or either Newco is a party or by which either USFloral or either Newco is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of USFloral's or Newco's properties pursuant to (i) any law or regulation to which either USFloral or either Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which USFloral or either Newco is bound or any of their respective property is subject;

          (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of USFloral or either Newco; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which USFloral or either Newco is subject, or by which USFloral or either Newco is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

     6.5 Capitalization of USFloral and Ownership of USFloral Stock. The authorized capital stock of USFloral consists of 100,000,000 shares of Common Stock, of which 9,594,050 shares were outstanding on November 19, 1997. The authorized capital stock of each Newco consists of 1,000 shares of Common Stock, of which 100 shares are outstanding. All of the issued and outstanding shares of each Newco are owned beneficially, and of record by USFloral. All of the shares of USFloral Common Stock to be issued to the Sellers in accordance herewith will be offered, issued, sold and delivered by USFloral in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of USFloral.

     6.6 WARN Act. The consummation of the transactions contemplated hereby will not give rise to any requirement of notification by USFloral or any Newco under the Worker Adjustment Retraining Notification Act.

     6.7 SEC Filings. USFloral has delivered to the Sellers a copy of each registration statement or report filed by USFloral with the Securities and Exchange Commission since October 9, 1997 (the "USFloral SEC Filings"). As of their respective dates, the USFloral SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


 7.  COVENANTS

     7.1  Tax Matters.

          (a) The following provisions shall govern the allocation of responsibility as between the Sellers, on the one hand, and the Newcos, on the other, for certain tax matters following the Closing Date:

          (i) The Sellers shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Sellers with respect to the Partnerships for all periods ending on or before the Closing Date that are due after the Closing Date. Sellers shall pay on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns. Such Tax Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by USFloral, which approval shall not be unreasonably withheld.

          (ii) The Newcos shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Partnerships for all periods which end after the Closing Date. For purposes of this Section 7.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in the Newcos' reasonable judgment.

          (iii) USFloral and the Newcos on the one hand and the Sellers on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns of the Partnerships pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Partnerships for all periods ending prior to or including the Closing Date; and
(C) preserve information, records or documents relating to Tax matters pertinent to the Partnerships that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof, at which time USFloral and the Newcos shall provide copies of all such records or documents relating to the Partnerships for all periods ending prior to or including the Closing Date to the Sellers.

          (iv) The Sellers shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, USFloral and the Newcos will join in the execution of any such Tax Returns and other documentation.

     7.2 Accounts Receivable. In the event that all Accounts Receivable are not collected in full (net of reserves specified in Section 5.12) within ninety days after the Closing then, at the request of the Newcos, the Sellers shall pay (based on their percentage interest in the aggregate Consideration) the Newcos an amount equal to the Accounts Receivable not so collected, and upon receipt of such payment the Newcos shall assign to the Sellers making the payment all of the Newcos' rights with respect to the uncollected Accounts Receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by them with respect to such assigned Accounts Receivable.

     7.3  Title Insurance and Surveys.

          (a) With respect to each fee estate included in the Real Property, the Sellers will obtain and deliver to USFloral (i) as soon as practicable after the date of this Agreement, a title commitment disclosing the condition of title to such fee estate and all easements, rights of way, and restrictions of record with respect thereto, as of a date not earlier than the date of this Agreement, accompanied by copies of all instruments evidencing the scope and extent of all such easements, rights of way, and restrictions of record (the "Title Commitment"), and (ii) at or prior to Closing, an ALTA Owner's Policy of Title Insurance on a form customarily used in the state in which the Real Property is located, issued by a title insurer satisfactory to USFloral, in an amount equal to the fair market value of the Real Property (as reasonably determined by USFloral), insuring title to such property to be in the name of the party designated by USFloral on Schedule 7.3, subject only to Permitted Encumbrances (each a "Title Policy").

          (b) Each Title Policy obtained and delivered to USFloral pursuant to this Agreement shall, except to the extent that title insurers in the state in which the applicable property is located are not lawfully permitted to issue such policies, (i) insure title to the property described in the policy and all recorded easements benefitting such property, (ii) contain an "extended coverage endorsement" or similar modification insuring over or otherwise eliminating the general exceptions customarily contained in title policies, (iii) contain an endorsement insuring that the property described in the policy is the same real estate shown in the survey delivered with respect to such property, (iv) contain a "contiguity" endorsement with respect to any property consisting of more than one record parcel, (v) provide full coverage against mechanics' and materialmen's liens arising out of the construction, repair or alteration of any of the Real Property, (vi) contain any special endorsements reasonably required by USFloral, including, without limitation, an endorsement insuring that the improvements included in the Real Property are a permitted use under the zoning designation applicable to the Real Property, and (vii) not be subject to any survey exception.

          (c) With respect to each Real Property interest as to which a Title Policy is to be procured pursuant to this Agreement, the Sellers will obtain and deliver to USFloral as soon as practicable after the date of this Agreement a current survey of the relevant parcel, prepared and certified to USFloral and to the title insurer of such Real Property interest by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

          (d) The Sellers shall be responsible for all costs associated with obtaining the title commitments and surveys described above, and USFloral shall be responsible for the costs of purchasing the Title Policies described above.

     7.4 Related-Party Agreements. At Closing, the Partnerships and/or the Sellers, as the case may be, shall terminate any Related-Party Agreements which USFloral requests the Partnerships or Sellers to terminate. Any Related-Party Agreements not so terminated shall be renegotiated, subject to USFloral's approval, effective not later than the Closing Date to provide that transactions between USFloral, either Newco or any subsidiary of either of them, on the one hand, and the other parties thereto, on the other hand, shall from and after the Closing Date be on terms no less favorable to USFloral, such Newco or any such subsidiary of either of them than those that they would obtain in arm's-length transactions. At the Closing, USFloral and Lewis Marketing Ltd. (the obligations of which will be guaranteed by Flores de los Andes Ltda., Cultivos Buena Vista Ltda., Inversiones Penas Blancas Ltda. and Flores Horizonte Ltda.) shall enter into a Flower Supply Agreement in the form of Exhibit A attached hereto, in replacement of any Related-Party Agreement between either Partnership and any of the entities named in this sentence (the "Related-Party Suppliers").

     7.5  Cooperation.

          (a) The Partnerships, the Sellers, USFloral and the Newcos shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, Manager as general partner of the Partnerships shall execute any documentation required by USFloral's independent public accountants (in connection with such accountants' audit of the Company) or the Nasdaq National Market.

          (b) The Sellers and the Partnerships shall cooperate and use their reasonable efforts to have the Sellers and employees and agents of the Partnerships cooperate with USFloral on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

          (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby

          (d) At or prior to the Closing, the Partnerships, the Sellers and USFloral have filed all notices and other information and documents required under the HSR Act and have used their best efforts to seek early termination of the waiting period related thereto at a time mutually agreeable to them.

     7.6 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, each of the Partnerships and the Manager will (except as requested or agreed by USFloral):

          (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all of its material obligations under debt and lease instruments and other agreements relating to or affecting its assets, properties equipment or rights;

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

          (e) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships and present agreements with suppliers, customers and others having business relations with the Partnerships or either of them;

          (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

          (h) maintain present salaries and commission levels for any and all employees and agents;

     7.7 Access to Information. Between the date of this Agreement and the Closing Date, the Partnerships will afford to the officers and authorized representatives of USFloral access to (i) all of the sites, properties, books and records of the Partnerships and (ii) such additional financial and operating data and other information as to the business and properties of the Partnerships as USFloral may from time to time reasonably request, including without limitation, access upon reasonable request to the Partnership's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section
7.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transaction.

     7.8 Prohibited Activities. Between the date hereof and the Closing Date, each of the Partnerships and the Manager will not, without the prior written consent of USFloral:

          (a) make any change to its limited partnership agreement, or authorize or propose the same;

          (b) not, without the knowledge and consent of USFloral, declare any unusual partnership distributions nor pay out any extraordinary bonuses, fees, commissions or any other unusual distributions to the Partners or the Manager, or directors, management or other personnel prior to the Closing, other than up to $6.0 million in cash permitted to be distributed to the Partners, prior to Closing, and other than ordinary and customary distributions to the Partners subsequent to September 30, 1997 for the payment of income taxes by the Partners which distributions are made in the ordinary course of the Partnerships' businesses and in amounts not materially in excess of the tax liabilities of the Partners, and other than the payment of fees and expenses actually incurred by the Partnerships and the Manager in connection with the subject matter of this Agreement made prior to or at Closing (it being understood that no distribution or payment under this subparagraph (b) or otherwise shall in any way vitiate or reduce the minimum net worth requirements set forth in Section 3.1);

          (c) not make expenditures outside the normal course of business, except with respect to this transaction, and not make capital expenditures in excess of $100,000;

          (d) not effect any change in the ownership structure of the Partnerships or the Manager, including, but not limited to, the issuance of any option, warrant, call, conversion right or commitment of any kind with respect to the Partnership Interests or any equity interests in the

Manager or the purchase or other reacquisition of any outstanding Partnership Interests or any equity interests in the Manager.

          (e) enter into any contract or commitment, including contracts to provide services to customers, or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice;

          (f) materially increase present salaries and commission levels for any or all officers, directors, employees and agents or pay any bonus compensation other than (i) bonus compensation accrued on the balance sheets of the Partnerships as of the Balance Sheet Date and (ii) bonus compensation accrued on the balance sheets of the Partnerships between the Balance Sheet Date and the Closing Date (but not in excess of the amount so accrued in the corresponding period of the immediately preceding year).

          (g) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

          (h) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

          (i) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Partnerships;

          (j) be acquired or agree to be acquired by any other entity;

          (k) waive any material rights or claims of either of the Partnerships, provided that either of the Partnerships may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (l) commit a breach of or amend or terminate any material agreement, permit, license or other right;

          (m) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with either of the Partnerships or any employee or partner of either of the Partnerships or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

          (n) commence a lawsuit other than for routine collection of bills;

          (o) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (p) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of USFloral; or

          (q) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 7.8(a) through (p) above, or any action which would make any of the representations and warranties of the Partnerships and the Sellers contained in this Agreement untrue or result in any of the conditions set forth in Articles 8 and 9 not being satisfied.

     7.9  Sales of USFloral Common Stock.

          (a) No Seller will, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of: (i) any of the shares of USFloral Common Stock to be received by such Seller pursuant to this Agreement prior to six months after the Closing Date; or (ii) more than one-half of the shares of USFloral Common Stock to be received by such Seller pursuant to this Agreement prior to the first anniversary of the Closing Date; provided, however, that bona fide transfers for estate planning purposes to persons or entities who or which agree to be bound by such restrictions on transfer shall be deemed not to violate this Section 7.9(a); and provided, however, that the Trusts shall collectively be permitted to sell, in brokers' transactions (as defined in Rule 144 promulgated under the 1933 Act), within the first 90 days after the Closing Date, shares having an aggregate value (as reflected by gross sale proceeds) not in excess of $1,750,000; and provided further, however, that if the last sale price per share of USFloral Common Stock on any date from December 15, 1998 to and including December 30, 1998 (a "Sale Date") is less than the Closing Price, then each Seller who is a member of Management (and not the Trusts) shall be granted the ability to sell, contract to sell, offer, pledge or otherwise dispose of (the "Tax Proceeds Sale") between the period commencing on the day immediately after the earliest Sale Date and terminating on December 31, 1998, up to that number of shares of USFloral Common Stock in the aggregate that yields a capital loss up to the capital gain incurred by such Seller with respect to the sale of the Partnership Interests hereunder.

          (b) Each Seller acknowledges and agrees that USFloral will not provide such Seller with a prospectus for such Seller's use in selling the shares of USFloral Common Stock to be received by such Seller pursuant to this Agreement, and agrees to sell such shares only in accordance with the requirements, if any, of Rule 145(d) promulgated under the 1933 Act. USFloral acknowledges that the provisions of this Section 7.9(b) will be satisfied as to any sale by a Seller of the USFloral Common Stock that Seller may acquire pursuant to this Agreement pursuant to Rule 145(d) under the 1933 Act, by a broker's letter and a letter from the Seller with respect to that sale stating that the applicable requirements of Rule 145(d)(1) have been met or are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) provided, however, that USFloral has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d) and subject to any changes in Rule 145 after the date of this Agreement.

          (c) The certificate or certificates evidencing the shares of USFloral Common Stock to be delivered to the Sellers pursuant to this Agreement will bear restrictive legends substantially in the following forms:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT COVERING THE TRANSFER OF SUCH SHARES OR A VALID EXEMPTION FROM REGISTRATION.

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD EXPIRING ON JULY 20, 1998 WITH RESPECT TO ONE-HALF OF SUCH SHARES; JANUARY 20, 1999 WITH RESPECT TO THE BALANCE OF THE SHARES. PURSUANT TO THAT CERTAIN PURCHASE AGREEMENT, DATED AS OF JANUARY 20, 1998, AMONG THE ISSUER, THE HOLDER AND OTHER PARTIES. PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT EXCEPT AS PROVIDED IN SUCH PURCHASE AGREEMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

     7.10 USFloral Stock Options. As of the Closing, options to purchase such number of shares of USFloral Common Stock as shall have a fair market value as of the date of issuance equal to 6.25% of the Consideration provided for in
Section 2.1 above shall be issued to the key employees of the Newcos after the Closing who were not Limited Partners (provided, however, that options to purchase up to an aggregate of 50% of the options available in such pool may be granted to L. James Teper, Lawrence Howkins, Barry Gottlieb and Bonnie Armellini), as determined by L. James Teper (or other officer designated by L. James Teper and acceptable to USFloral) in accordance with USFloral's policies, and authorized and issued under and subject to the terms of USFloral's 1997 Long-Term Incentive Plan.

     7.11 Board of Directors Proposal. Promptly following consummation of the transactions contemplated hereby, USFloral shall use its best efforts to cause its Board of Directors to consider and approve a proposal to (a) increase the number of members of its Board of Directors (and specifically of Class II thereof, the directors in which Class have terms expiring in USFloral's 1999 Annual Meeting of Stockholders) by one, and (b) designate one individual acceptable to the Sellers and USFloral to fill the vacancy created thereby.

     7.12 Survival of Partnerships. From the Closing Date until at least the first anniversary thereof, USFloral shall cause the ownership structure of the Partnerships set forth in Section 1.1 to be maintained.

     7.13 Tax Position. Neither USFloral nor its affiliates will take a tax position on any federal tax return filed by the Partnerships after the Closing Date with respect to periods prior to and including the Closing Date that is inconsistent with that position taken by the Partnerships with respect to periods prior to the Closing Date without the consent of the Sellers' Representative (which shall not be unreasonably withheld).

     7.14 Announcement. Unless required to do so by law, based upon the advice of its counsel, USFloral shall not announce the underlying transaction prior to the approval and adoption of this Agreement by the Board of Directors of USFloral in accordance with the Delaware General Corporation Law, as amended, and the bylaws of USFloral. USFloral shall provide to the Manager a draft of those portions of said announcement applicable to the transactions contemplated hereby prior to its release.

     7.15 Bank Approval. USFloral shall promptly and diligently seek the approval of its lenders for the underlying transaction in accordance with its existing credit facility.


 8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL AND THE NEWCOS

     The obligation of USFloral and the Newcos to effect the transactions contemplated hereby is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

     8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Sellers and the Partnerships contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Partnerships and the Sellers on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of each Partnership and by each Seller shall have been delivered to USFloral.

     8.2  No Litigation.   No temporary restraining order, preliminary or
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Partnership Interests, or limiting or restricting USFloral's conduct or operation of the business of the Partnerships (or its own business) following the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against USFloral, either Newco, Manager or either Partnership, their respective properties or any of their stockholders, officers or directors, or the Sellers, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Partnerships.

     8.3 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of either of the Partnerships, taken as a whole, since the Balance Sheet Date; and USFloral shall have received a certificate signed on behalf of each Partnership and by each Seller dated the Closing Date to such effect.

     8.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Partnerships and the Sellers of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     8.5 Opinion of the Partnerships' Counsel. USFloral shall have received an opinion from Richards, P.A. as counsel to the Partnerships and the Sellers, addressed to USFloral and dated the Closing Date, in a form reasonably satisfactory to USFloral.

     8.6 Opinions of Accountants and Tax Counsel. USFloral shall have received opinions from Arthur Andersen LLP and Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., addressed to USFloral and dated the Closing Date, in the forms respectively attached hereto as Exhibit A and Exhibit B.

     8.7 Opinion of the Trusts' Counsel. USFloral shall have received an opinion from W.S. Walker & Company, as counsel to the Trusts, addressed to USFloral and dated the Closing Date, in the form attached hereto as Exhibit C.

     8.8 Charter Documents. USFloral shall have received a copy of the limited partnership agreements of each of the Partnerships certified by the Manager.

     8.9 Quarterly Financial Statements. USFloral shall have received from the Partnerships completed quarterly financial statements for the fourth quarter of 1997 in a form reasonably satisfactory to USFloral.

     8.10 [Intentionally omitted.]

     8.11 Delivery of Closing Financial Certificate. USFloral shall have received from the Partnerships a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed by the Manager as general partner on behalf of each Partnership and by each of the respective Limited Partners of each Partnership, setting forth:

          (a) the combined net worth of the Partnerships as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth");

          (b) the combined net worth of the Partnerships as of the Closing Date (the "Certified Closing Net Worth");

          (c) the combined earnings of the Partnerships before interest and taxes (after the addition of "add-backs" set forth on Schedule 8.11(c)) for the nine-month period ending on September 30, 1997 (the "Certified Closing EBIT");

          (d) a statement that all of the Partnerships' financial conditions set forth in Section 5.9 of the Agreement are satisfied as of the Closing Date; and

          (e) a representation and warranty (which shall be deemed to have been made pursuant to this Agreement) that the Partnerships have neither:

          (i) made any declaration or payment of any unusual partnership distributions nor payed out any extraordinary bonuses, fees, commissions or any other unusual distributions to the Partners or the Manager, or directors, management or other personnel prior to the Closing, other than up to $6.0 million in cash permitted to be distributed to the Partners, prior to Closing, and other than ordinary and customary distributions to the Partners subsequent to September 30, 1997 for the payment of income taxes by the Partners which distributions were made in the ordinary course of the Partnerships' businesses and in amounts not materially in excess of the tax liabilities of the Partners, and other than the payment of fees and expenses actually incurred by the Partnerships and the Manager in connection with the subject matter of this Agreement made prior to or at Closing, all in accordance with Section 7.8(b) of this Agreement; nor

          (ii) materially increased present salaries and commission levels for any or all officers, directors, employees and agents or paid any bonus compensation other than (A) bonus compensation accrued on the balance sheets of the Partnerships as the Balance Sheet Date and (B) bonus compensation accrued on the balance sheets of the Partnerships between the Balance Sheet Date and the Closing Date (but not in excess of the amount so accrued in the corresponding period of the immediately preceding year), all in accordance with Section 7.8(f) of this Agreement.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth and the Certified Closing EBIT, neither Partnership shall take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after December 31, 1997.

     8.12 FIRPTA Compliance. Each of the Sellers shall have delivered to USFloral a properly executed statement in a form reasonably acceptable to USFloral for purposes of satisfying USFloral's obligations under Treas. Reg. (S) 1.1445-2(b).

     8.13 Employment Agreements. Each of L. James Teper, Lawrence Howkins, Barry Gottlieb and Bonnie Armellini shall have entered into an employment agreement with a Newco in a form reasonably satisfactory to USFloral.

     8.14 Release. Each Seller shall have delivered to USFloral an instrument dated the Closing Date releasing the Partnerships, USFloral and the Newcos from any and all claims of such Seller.

     8.15 Related-Party Indebtedness. All notes receivable by the Partnerships from the Limited Partners, the Manager, employees and/or affiliates shall have been repaid in full in accordance with their terms.

     8.16 Flower Supply Agreement. The Related-Party Suppliers shall have executed and delivered a Flower Supply Agreement with USFloral in the form attached hereto as Exhibit D.

     8.17 Tax Escrow Agreement. The Trusts shall have executed and delivered a Tax Escrow Agreement with USFloral and an escrow agent in the form attached hereto as Exhibit E.

     8.18 Board Approval. This Agreement shall have been approved and adopted by the Board of Directors of USFloral in accordance with the Delaware General Corporation Law, as amended, and the bylaws of USFloral.

     8.19 Bank Approval. The consent of USFloral's lenders under its existing credit facility shall have been received. In the event that such approval is not received and the transactions contemplated hereby are not consummated as a result of the failure of USFloral's lenders to provide such consent, USFloral shall provide to the Manager, for its review and comment, a draft of any announcement disclosing such failure prior to its release. USFloral agrees to revise such announcement to reflect the Manager's comments to the reasonable satisfaction of both USFloral and the Manager, provided, however, that USFloral shall be entitled to make such revisions thereto as it reasonably believes, based upon the advice of its counsel, to be necessary or appropriate to comply with law or the rules of the Nasdaq Stock Market, Inc.

     8.20 Personal Guaranties. Each of the settlors of the Trusts shall have executed and delivered to USFloral a personal guaranty of the obligations of the Trusts under this Agreement, which guaranty shall be in the form attached hereto as Exhibit F.

     8.21 Promissory Note. Flores Timana S.A. shall have executed and delivered a Promissory Note as maker thereunder payable in the amount of US$30,000 to Continental Farms in the form attached hereto as Exhibit G. In the event that Flores Timana S.A. shall not have executed such Promissory Note, the Sellers shall deliver US$30,000 to USFloral on the Closing Date in immediately available funds.

 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTNERSHIPS AND THE SELLERS

     The obligation of the Sellers and the Partnerships to effect the transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

     9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of USFloral and the Newcos contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by USFloral and the Newcos on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of USFloral shall have been delivered to the Partnerships and the Sellers.

     9.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Partnership Interests, or limiting or restricting USFloral's conduct or operation of the business of the Partnerships (or its own business) following the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against USFloral, either Newco or either Partnership, their respective properties or any of their officers, directors, or Sellers that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of USFloral and its subsidiaries taken as a whole.

     9.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by USFloral and the Newcos of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     9.4  Employment Agreements.  USFloral or its affiliate shall have afforded:
(i) each of L. James Teper, Lawrence Howkins and Barry Gottlieb an opportunity to enter into an employment agreement with Continental Farms and (ii) Bonnie Armellini an opportunity to enter into an employment agreement with Atlantic Bouquet.

     9.5 Tax Escrow Agreement. USFloral shall have executed and delivered a Tax Escrow Agreement with the Trusts and an escrow agent in the form attached hereto as Exhibit E.


 10. INDEMNIFICATION

     10.1 General Indemnification by the Sellers. Each Seller, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless USFloral and the Newcos and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

          (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

          (i) any breach of any representation or warranty of any Seller or either Partnership set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Seller or either Partnership in connection herewith; or

          (ii) any nonfulfillment of any covenant or agreement by any Seller or, prior to the Closing Date, either Partnership, under this Agreement; or

          (iii) the business, operations or assets of each of the Partnerships prior to the Closing Date or the actions or omissions of the Sellers, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Partnership Financial Statements, this Agreement or the Schedules to this Agreement;

          (iv) the matters disclosed on Schedules 5.22 (employee benefit plans) pursuant to the second paragraph of Section 5.22, 5.23 (conformity with law; litigation) after taking into account reserves therefor on the balance sheets of the Partnerships as of the Closing Date, 5.24 (taxes) and 5.27 (environmental matters); or

          (v) the allocation of Consideration among or between the Sellers in any manner other than pro rata among all Partnership Interests without regard to
                      --- ----
class or any other factor; or

          (vi) any breach of the representation and warranty set forth in the Closing Financial Certificate in compliance with Section 8.9(f) of this Agreement; and

          (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 10.1.


     10.2 Limitation and Expiration.  Notwithstanding the above:

          (a) there shall be no liability for indemnification under Section 10.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $750,000 (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Consideration as set forth in Sections 2.1 and 3.1; (ii) Damages arising out of any breaches of the covenants of the Sellers set forth in this Agreement or representations and warranties made in Sections 5.4 (ownership interests), 5.5 (transactions in partnership interests), 5.9 (Partnerships' financial conditions), 5.18 (material contracts and commitments), 5.23 (conformity with law; litigation) after taking into account reserves therefor on the balance sheets of the Partnerships as of the Closing Date, 5.24 (taxes), 5.27 (environmental matters), (iii) Damages described in Section 10.1(a)(iv), (v) or
(vi) or (iv) Damages for liability for anti-dumping duties in excess of reserves therefor on the balance sheets of the Partnerships as of the Closing Date (regardless of whether or not disclosed on any schedule to this Agreement);

          (b) the aggregate amount of the Sellers' liability under this Article 10 shall not exceed the Consideration; provided, however, that: (i) the Sellers' liability for Damages arising out of any breaches of the representations and warranties made in Sections 5.24 (taxes), without giving effect to the qualifications thereof contained in any Schedule to such Section
5.24 or any subsection thereof, or 5.27 (environmental matters) or Damages described in Section 10.1(a)(ii), Section 10.1(a)(iv) , Section 10.1(a)(v) and/or Section 10.1(a)(vi) shall not be subject to such limitation; (ii) the aggregate liability under this Article 10 of each of Lawrence Howkins, Barry Gottlieb and Bonnie Armellini shall (A) not exceed the Consideration received by such person under this Agreement, (B) be several only and not joint, and (C) be in proportion to their relative interest in the Consideration; (iii) the liability of L. James Teper under this Article 10 shall (a) be in proportion to his relative percentage interest in the Consideration, (B) not exceed the Consideration received by him under this Agreement, and (C) be several only and not joint; and (iv) the liability of each Trust shall (A) be in proportion to its respective percentage interest in its share of the Consideration, provided that each Trust shall be liable for its pro rata share (defined as its
                                        --- ----
percentage interest in the Consideration over the aggregate percentage of the total Consideration received by the Trusts as a group) of any liability that would otherwise have been attributable to L. James Teper but for the limitation contained in Section 10.2(b)(iii)(B) and only after such limitation shall in fact have been reached, and (B) be several only and not joint.

          (c) the indemnification obligations under this Article 10, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 10.2(c):

          (i)

          (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 10.2(c), the first anniversary of the Closing Date, or

          (2) with respect to representations and warranties contained in Sections 5.22 (employee benefit plans), 5.24 (taxes), 5.27 (environmental matters), and the indemnification set forth in Section 10.1(a)(ii), (iii) or
(iv), on (A) the date that is six months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five years after the Closing Date for any other Claim covered by clause (i)(2)(B) of this Section 10.2(c); or

          (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 10.2(c) (such claims referred to as "Pending Claims").

     10.3 Indemnification Procedures. All claims or demands for indemnification under this Agreement ("Claims") shall be asserted and resolved as follows:

          (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 10.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Sellers' Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Sellers' Representative does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 10.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

          (b)
          (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third-Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Sellers' Representative within ten days of receipt of such Third-Party Claim. The Sellers' Representative shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party
(A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

          (ii) In the event that Sellers' Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

          (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Sellers' Representative, any Third-Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or any Newco or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.

          (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

          (d) Subject to the provisions of Section 10.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 10.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

          (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 10, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

     10.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Partnerships, the Sellers, USFloral and the Newcos in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Partnerships and the Sellers will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 10.2. The representations of USFloral and the Newcos will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing Date.

     10.5 Sole Remedy. The remedies set forth in this Article 10 shall be the sole and exclusive remedies with respect to monetary damages for matters other than fraud. With respect to monetary damages for fraud and with respect to any non-monetary damages or relief, the remedies set forth in this Article 10 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

     10.6 Right to Set Off. USFloral shall be obligated first to set off against the Pledged Assets, up to an amount not to exceed one-half of the Pledged Assets then remaining, amounts finally determined under Section 10.3 to be owed to USFloral by the Sellers under Section 10.1 hereof; provided, however, that Sellers have the right, after 10 business days' prior notice of USFloral's intent so to set off, to pay such amounts, in whole or in part, in cash to USFloral.


 11. NONCOMPETITION

     11.1 Prohibited Activities. The Sellers agree that for a period of four years following the Closing Date, they shall not:

          (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with USFloral or either Newco, including without limitation the importing, brokerage, manufacture, assembly, packaging, distribution, shipping or marketing of floral products (including, without limitation, hardgoods), or any business engaging in the consolidation of the floral industry within the United States of America (the "Territory");

          (b) call upon any person who is, at that time, within the Territory, an employee of USFloral or any subsidiary of USFloral in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USFloral or such subsidiary;

          (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of USFloral or any subsidiaries of USFloral, or the

Partnerships within the Territory for the purpose of soliciting or selling floral products within the Territory;

          (d) except for those persons or entities set forth on Schedule 11.1(d) or as otherwise approved by USFloral or its designated representative in writing, call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by any of them or for which any of them made an acquisition analysis for themselves or USFloral or any subsidiaries of USFloral, the Partnerships; or

          (e) disclose customers, whether in existence or proposed, of the Partnerships to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     Notwithstanding subsections (a) through (e) above, the foregoing covenant shall not be deemed to prohibit Sellers from (i) acquiring as an investment not more than two percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market;
(ii) engaging in any activity to which USFloral shall have provided its prior written consent; or (iii) retaining interests in floral cultivation companies located outside of the Territory owned by them on the Closing Date ("Foreign Companies"). Notwithstanding subsections (a) through (e) above, the Limited Partners shall not be required to restrict or limit the businesses or operations of any such Foreign Companies; provided, however, that any transactions between USFloral, either Newco or any subsidiary of either of them and any Foreign Company shall be on terms no less favorable to USFloral, such Newco or such subsidiary than those that would obtain in arm's-length transactions.

     11.2 Damages. Because of the difficulty of measuring economic losses to USFloral and the Newcos as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to USFloral and the Newcos for which they would have no other adequate remedy, the Sellers agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced by USFloral or either Newco by, without limitation, injunctions and restraining orders.

     11.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Article 11 impose a reasonable restraint on the Sellers in light of the activities and business of USFloral on the date of the execution of this Agreement and the current and future plans of USFloral and the Newcos (as successors to the businesses of the Partnerships).

     11.4 Severability; Reformation. The covenants in this Article 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     11.5 Independent Covenant. All of the covenants in this Article 11 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Sellers against the Partnerships, the Newcos or USFloral, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which any Seller is in violation of any provision of this Article 11 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action USFloral or either Newco seeks to enforce the agreements and covenants of the Sellers or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if any Seller is found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

     11.6 Materiality. The Partnerships and each Seller hereby agree that the covenants set forth in this Article 11 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.


 12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     12.1 Sellers. The Sellers recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Partnerships, such as information or material generated or collected or utilized in the operations of the Partnerships that relates to the actual or anticipated business, products, prospects, customers or research and development of the Partnerships, including, but not limited to, lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Partnerships and the Partnerships' businesses, know-how, designs, reports, data bases, data files, marketing and selling information, business plans, budgets and financial statements (collectively, the "Confidential Information"). The Sellers agree that they will not disclose any Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of USFloral, unless the Sellers can show that such Confidential Information has become known to the public generally through no fault of the Sellers or is required to disclose such Confidential Information by law, legal process or any order or mandate of court or government authority. In the event of a breach or threatened breach by the Sellers of the provisions of this Article 12, USFloral and the Newcos shall be entitled to an injunction restraining the Sellers from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting USFloral and the Newcos from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     12.2 USFloral. USFloral recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain Confidential Information of the Partnerships, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Partnerships and the Partnerships' businesses. USFloral agrees that it will not disclose any Confidential Information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without prior written consent of the Sellers. In the event of a breach or threatened breach by USFloral of the provisions of this Article 12, the Sellers shall be entitled to an injunction restraining USFloral from disclosing, in whole or in part, such Confidential Information. Nothing contained herein shall be construed as prohibiting the Sellers from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     12.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, USFloral, the Newcos and the Sellers agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.


 13. GENERAL

     13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

          (a) by mutual consent of the board of directors of USFloral and the Sellers; or

          (b) by the Sellers and the Partnerships as a group, on the one hand, or by USFloral, on the other hand, if the Closing shall not have occurred on or before the later of January 31, 1998 or the expiration of any applicable waiting period (including extensions thereof and requests for further information in connection therewith) under the HSR Act, provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to either party (with the Sellers and the Partnerships deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such Closing Date; or

          (c) by the Sellers and the Partnerships as a group, on the one hand, or by USFloral, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Sellers and the Partnership deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

          (d) by the Sellers and the Partnerships as a group, on the one hand, or by USFloral, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity which would make the consummation of the transactions contemplated hereby illegal.

     13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its partners, officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this Article 13 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 13.1(c) above, then notwithstanding the provisions of Section 13.7 below, the breaching party (with the Sellers and the Partnerships deemed to be a single party for purposes of this Article 13), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

     13.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of USFloral, and the heirs and legal representatives of the Sellers.

     13.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 11.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     13.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     13.6 Brokers and Agents. USFloral and the Newcos (as a group) and the Partnerships and Sellers (as a group) each represent and warrant to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

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

     13.7 Expenses. USFloral has and will pay the fees, expenses and disbursements of USFloral and the Newcos and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Partners (and not the Partnerships or the Manager) shall be responsible for the fees, expenses and disbursements of the Sellers, the Partnerships, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement (it being understood that (a) the Partnerships may pay any such fees and expenses actually incurred by them and the Manager in connection with the subject matter of this Agreement at or prior to Closing and (b) such payment shall be deemed to have been made immediately prior to the time to which the audited balance sheet as of the Closing relates, so that to the extent that any such payment or any other factor results in the inability of the Partnerships to satisfy any minimum net worth requirement contained herein, the Consideration shall be adjusted downward on a dollar-for-dollar basis); provided, however, that any fees, costs and expenses incurred in connection with the audit of the financial statements with respect to the Partnerships (as may be required by applicable federal securities laws or rules or regulations promulgated thereunder as they relate to USFloral upon or following the acquisition of the Partnerships pursuant to this Agreement) shall be borne and paid solely by USFloral.

     13.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition provisions set forth in Article 11 and the confidentiality obligations set forth in Article 12. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

     13.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

       If to USFloral or a Newco to:

          U.S.A. Floral Products, Inc.
          1025 Thomas Jefferson Street, N.W.
          Suite 600 West
          Washington DC  20007
          Attn: Robert J. Poirier
          Chairman, President and Chief Executive Officer
          (Telefax:  (202) 333-0803)
          with a required copy to:

          David A. Gerson, Esquire
          Morgan, Lewis & Bockius LLP
          One Oxford Centre
          Thirty-Second Floor
          Pittsburgh, PA  15219
          (Telefax: (412) 560-3399)

     If to Sellers' Representative:

          L. James Teper
          c/o Continental Farms Limited
          2020 N.W. 89th Place
          Miami, FL  33172
          (Telefax: (305) 594-2518)

          with a required copy to:

          Timothy D. Richards, Esquire
          Richards, a Professional Association
          Grand Bay Plaza, Suite 703
          2665 South Bayshore Drive
          Miami, FL  33133
          (Telefax: (305) 285-0015)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     13.10 Governing Law; Legal Action. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction. All parties hereto: agree that any legal action or proceeding under this Agreement may be brought in the courts of the State of Florida located in Dade County or in the United States District Court for the Southern District of Florida; (b) irrevocably submit to the jurisdiction of such courts;
(c) agree not to assert any claim or defense that it is not personally subject to the jurisdiction of such courts, and that any such forum is not convenient or the venue thereof is improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and (d) agree to accept service of process on it by certified or registered mail or by any other method authorized by law.

     13.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 11.4.

     13.12 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

     13.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

     13.14 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.


 14. DEFINITIONS.

     14.1 "1933 Act" is defined in section 2.1(a).

     14.2 "Accounts Receivable" are defined in Section 5.12.

     14.3 "Actual Partnerships Net Worth" is defined in Section 3.1(b).

     14.4 "Affiliate" is defined in Section 5.31.

     14.5 "Agreement" is defined in the preamble to this Agreement.

     14.6 "Atlantic Bouquet" is defined in the preamble to this Agreement.

     14.7 "Balance Sheet Date" is defined in Section 5.10.

     14.8 "Certified Closing EBIT" is defined in Section 8.11(c).

     14.9 "Certified Closing Net Worth" is defined in Section 8.11(b).

     14.10     "Certified Year-End Net Worth" is defined in Section 8.11(a).

     14.11     "Claim Notice" is defined in Section 10.3(a).

     14.12     "Claims" are defined in Section 10.3.

     14.13     "Closing" is defined in Article 4.

     14.14     "Closing Date" is defined in Article 4.

     14.15     "Closing Financial Certificate" is defined in Section 8.11.

     14.16     "Closing Price" is defined in Section 2.1(a)(i)(B).

     14.17     "Code" is defined in Section 5.22.

     14.18     "Confidential Information" is defined in Section 12.1.

     14.19     "Consideration" is defined in Section 2.1.

     14.20     "Consideration Adjustment" is defined in Section 3.1(b).

     14.21     "Continental Farms" is defined in the preamble to this Agreement.

     14.22     "Copyright" is defined in Section 5.17(b).

     14.23     "D&T" is defined in Section 3.1(c).

     14.24     "Damages" are defined in Section 10.1(a).

     14.25     "Environmental Permits" are defined in Section 5.27(c).

     14.26     "ERISA" is defined in Section 5.22.

     14.27     "Financial Adjustment Notice" is defined in Section 3.1(b).

     14.28     "Foreign Companies" are defined in Section 11.1.

     14.29     "GAAP" is defined in Section 2.1(b)

     14.30     "GP Interests" are defined in the preamble to this Agreement.

     14.31     "Hazardous Material" is defined in Section 5.27(a).

     14.32     "Hazardous Materials Activities" are defined in Section 5.27(b)

     14.33     "HSR Act" is defined in Section 5.3(d).

     14.34     "Indemnification Threshold" is defined in Section 10.2(a).

     14.35     "Indemnified Party" is defined in Section 10.1.

     14.36     "Indemnified Parties" are defined in Section 10.1.

     14.37     "Intellectual Property" is defined in Section 5.17(d).

     14.38     "Interim Financials" is defined in Section 5.10.

     14.39     "Interim Balance Sheet" is defined in Section 5.10.

     14.40     "Knowledge of the Partnership" is defined in Article 5.

     14.41     "Laws" are defined in Section 5.15(c)(vi).

     14.42     "Leases" are defined in Section 5.15(c)(xv).

     14.43     "Liens" are defined in Section 5.15(b).

     14.44     "Limited Partners" are defined in the preamble to this Agreement.

     14.45     "LP Interests" are defined in the preamble to this Agreement.

     14.46     "Management" is defined in the preamble to this Agreement.

     14.47     "Manager" is defined in the preamble to this Agreement.

     14.48     "Market Value" is defined in Section 3.2(c).

     14.49     "Material Adverse Effect" is defined in Section 5.1.

     14.50     "Material Contracts" are defined in Section 5.18(a).

     14.51     "Net Worth Target" is defined in Section 2.1(b).

     14.52     "Newco" is defined in the preamble to this Agreement.

     14.53     "Newcos" are defined in the preamble to this Agreement.

     14.54     "Other Rights" are defined in Section 5.17(c).

     14.55     "Partnership" is defined in the preamble to this Agreement.

     14.56     "Partnership's knowledge" is defined in Article 5.

     14.57     "Partnerships" are defined in the preamble to this Agreement.

     14.58     "Partnerships' Financial Statements" are defined in Section 5.10.

     14.59     "Partnership Intellectual Property" is defined in Section
               5.17(d).

     14.60 "Partnership Interests" are defined in the preamble to this Agreement.

     14.61     "Patent" is defined in Section 5.17(b).

     14.62     "PBGC" is defined in Section 5.22.

     14.63     "Pending Claims" are defined in Section 10.2(c)(ii).

     14.64     "Permits" are defined in Section 5.14.

     14.65     "Permitted Encumbrances" are defined in Section 5.15(c)(i)

     14.66     "Plans" are defined in Section 5.22.

     14.67     "Pledged Assets" are defined in Section 3.2(a).

     14.68     "Post-Closing Audit" is defined in Section 3.1(b).

     14.69     "PTO" is defined in Section 5.17(a).

     14.70     "Qualified Plans" are defined in Section 5.22.

     14.71     "Related-Party Agreements" are defined in Section 5.18(a).

     14.72     "Related-Party Suppliers" are defined in Section 7.4.

     14.73     "Real Property" is defined in Section 5.15(a).

     14.74     "Release Date" is defined in Section 3.2(c).

     14.75     "Reviewed Financials" is defined in Section 5.10.

     14.76     "Seller" is defined in the preamble to this Agreement.

     14.77     "Sellers" are defined in the preamble to this Agreement.

     14.78     "Structures" are defined in Section 5.15(c)(ii).

     14.79     "Tangible Assets" are defined in Section 5.15(c)(iv).

     14.80     "Tax" is defined in Section 5.24(b)(i).

     14.81     "Tax Returns" are defined in Section 5.24(b)(ii).

     14.82     "Territory" is defined in Section 11.1(a).

     14.83     "Third-Party Claim" is defined in Section 10.3(b).

     14.84     "Third-Party Consents" are defined in Section 5.18(b).

     14.85     "Third-Party Intellectual Property" is defined in Section
               5.17(d).

     14.86     "Title Commitment" is defined in Section 7.3(a).

     14.87     "Title Policy" is defined in Section 7.3(a).

     14.88     "Trusts" are defined in the preamble to this Agreement.

     14.89     "USFloral" is defined in the preamble to this Agreement.

     14.90     "USFloral SEC Filings" are defined in Section 6.7.

     14.91     "USFloral Charter Documents" are defined in Section 6.1.

     14.92     "USFloral's Accountant" is defined in Section 3.1(b).

     14.93     "USFloral Common Stock" is defined in Section 2.1(a)(i)(B).

     14.94     "USFloral Prospectus" is defined in Section 5.30.

                            [Execution Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              U.S.A. FLORAL PRODUCTS, INC.

                                    /s/ Robert J. Poirier
                              By:__________________________________
                                    Robert J. Poirier
                                    Chairman, President & CEO

                              CFL ACQUISITION CORP.


                                    /s/ Robert J. Poirier
                              By:__________________________________
                                    Robert J. Poirier
                                    President

                              ABCL ACQUISITION CORP.

                                    /s/ Robert J. Poirier
                              By:__________________________________
                                    Robert J. Poirier
                                    President



                              THE SELLERS:

                              CONTINENTAL FARMS LIMITED
                              a Florida limited partnership

                              General Partner:

                              CONTINENTAL FARMS MANAGEMENT, INC.
                              a Florida corporation, the General Partner

                                    /s/ L. James Teper
                              By:___________________________________
                                    L. James Teper
                                    President


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              Limited Partners:

                              FIDUCIARY TRUST (CAYMAN) LIMITED,
                              as Trustee for the JOYA TRUST dated
                              November 27, 1995

                                     /s/ K. M. Hugh (Director)
                              By:__________________________________


                              FIDUCIARY TRUST (CAYMAN) LIMITED,
                              as Trustee for HORTENSIA TRUST, dated
                              November 27, 1995


                                     /s/ K. M. Hugh (Director)
                              By:__________________________________


                              FIDUCIARY TRUST (CAYMAN) LIMITED,
                              as Trustee for RELIC TRUST, dated
                              November 27, 1995


                                     /s/ K. M. Hugh (Director)
                              By:__________________________________



                                    /s/ L. James Teper
                              _____________________________________
                              L. James Teper


                                    /s/ Lawrence N. Howkins
                              _____________________________________
                              Lawrence N. Howkins


                                    /s/ Barry Gottlieb
                              _____________________________________
                              Barry Gottlieb




                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              ATLANTIC BOUQUET COMPANY, LIMITED,
                              a Florida limited partnership


                              General Partner:

                              CONTINENTAL FARMS MANAGEMENT, INC.
                              a Florida corporation, the General Partner


                                   /s/ L. James Teper
                              By:___________________________________
                                  L. James Teper
                                  President


                              Limited Partner:

                              CONTINENTAL FARMS LIMITED
                              a Florida limited partnership


                                   /s/ L. James Teper
                              By:__________________________________
                                  L. James Teper
                                  President of General Partner
                                  CONTINENTAL FARMS
                                  MANAGEMENT, INC.
                                  a Florida corporation, the General Partner

                              ATLANTIC BOUQUET COMPANY, LIMITED,
                              a Florida limited partnership


                              General Partner:

                              CONTINENTAL FARMS MANAGEMENT, INC.
                              a Florida corporation, the General Partner


                                   /s/ Lawrence N. Howkins
                              By:___________________________________
                                  Lawrence N. Howkins
                                  Vice President


                              Limited Partner:

                              CONTINENTAL FARMS LIMITED
                              a Florida limited partnership


                                   /s/ Lawrence N. Howkins
                              By:__________________________________
                                  Lawrence N. Howkins
                                  Vice President of General Partner
                                  CONTINENTAL FARMS
                                  MANAGEMENT, INC.
                                  a Florida corporation, the General Partner